Exhibit 99.2

NEWS RELEASE	Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Announces New $1.5 Billion Share Repurchase Authorization

DALLAS, April 18, 2019 - Celanese Corporation (NYSE:CE), a global chemical and specialty materials company, today announced that its board of directors has approved a new $1.5 billion share repurchase authorization. The new share repurchase authorization represents approximately 11 percent of the company’s shares outstanding.
The company deployed $200 million to repurchase shares in the first quarter of 2019 under the previous $1.5 billion share repurchase authorization put in place in 2017. As of March 31, 2019, approximately $500 million remained on the existing share repurchase authorization which, combined with this new $1.5 billion authorization, will support share repurchases over the next few years.
“Consistent share repurchases remain an important component of our balanced capital allocation strategy, and we will continue to opportunistically repurchase shares with remaining available free cash flow after dividends, organic investment and value-enhancing M&A. We will share additional detail on our capital allocation strategy as part of our first quarter 2019 earnings,” said Mark Rohr, chairman and chief executive officer.
About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

All registered trademarks are owned by Celanese International Corporation or its affiliates.
Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Chuck Kyrish	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 4574	+1 972 443 4400	+86 21 3861 9279	+49(0)69 45009 1574
chuck.kyrish@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com